EXHIBIT 99.1

Community West Bancshares Announces Second Quarter Results, Reports Stabilized Loan Quality

GOLETA, Calif., July 20, 2010 (GLOBE NEWSWIRE) -- Community West Bancshares ("Community West") (Nasdaq:CWBC), parent company of Community West Bank, today reported a net loss of $62,000 in the second quarter of 2010 (2Q10), compared to net income of $800,000 in the second quarter of 2009 (2Q09). The loan loss provision in 2Q10 was $2.9 million compared to $743,000 in 2Q09. For the first half of the year, Community West reported a net loss of $11,000, compared to a net loss of $5.9 million for the fist half of 2009. The loan loss provision for the first half of the year was $5.9 million compared to $13.3 million for the first half of 2009.

"Our operating performance in the second quarter produced solid results," stated Lynda J. Nahra, President and Chief Executive Officer. "We have seen improvements across all areas of the Bank during the quarter and continue to benefit from a healthy net interest margin and improved credit quality metrics.  The ongoing margin improvement, along with controlled operating costs, continued to enhance our operating results. Although the higher than normal loan loss provision hampered our profitability, non-performing loans declined during the quarter and remain at a manageable level."

Second Quarter 2010 Highlights

  Announced $8.0 million offering for 9% convertible subordinated debentures.
  Community West continues to exceed the well capitalized levels with a Total risk-based capital ratio of 12.30%, Tier 1 risk-based capital ratio of 11.03% and Tier 1 leverage ratio of 8.84%.
  Net interest margin was 4.47%, a 69 basis point improvement compared to 2Q09.
  Total deposits increased by 10.8% compared to a year ago with core deposits up 70.0%.
  Nonperforming loans decreased $2.4 million compared to the preceding quarter to $15.3 million, or 2.53% of total loans.

In the second quarter of 2010, including the $262,000 preferred stock dividend, the net loss applicable to common stockholders was $324,000, or $0.05 per diluted share, compared to net income applicable to common stockholders of $538,000, or $0.09 per diluted share, in the second quarter a year ago.

Income Statement Review

"Funding costs improved as expected, which helped to maintain our net interest margin at a nearly unchanged level compared to the previous quarter," said Charles G. Baltuskonis, EVP and Chief Financial Officer.  In 2Q10, the net interest margin was 4.47% compared to 4.48% in 1Q10 and 3.78% in 2Q09.  In the first half of the year, the net interest margin increased 80 basis points to 4.47% compared to 3.67% in the first half of 2009.

Net interest income in 2Q10 increased 16.0% to $7.2 million compared to $6.2 million in 2Q09. In the first half of 2010, net interest income increased 21.1% to $14.5 million compared to $12.0 million in the like period a year ago. Non-interest income was $933,000 in 2Q10, compared to $1.3 million in 2Q09. The decline was primarily due to declining SBA loan volumes and loan servicing fees as a result of lower loan balances. In the first six months of 2010, non-interest income was $1.8 million compared to $2.4 million in the first six months of 2009.

Non-interest expenses were $5.4 million in 2Q10, unchanged compared to 2Q09. In the first six months of the year, non-interest expenses improved 7.3% to $10.4 million compared to $11.2 million in the first six months of 2009. "We have made progress in improving core operating efficiency as manageable operating expenses, including salary and employee benefits, have reduced steadily over the past year," said Nahra. "Even though costs related to problem credits remained higher than normal, our total non-interest expenses remained unchanged for 2Q10 compared to 2Q09 and improved for the year-to-date period, compared to the year-to-date period a year ago."

The efficiency ratio was 66.1% in 2Q10 compared to 61.1% in 1Q10 and 71.9% in 2Q09.  In the first half of 2010, the efficiency ratio was 63.6% compared to 77.6% in the first half of 2009.

Credit Quality

"We still have concern for the overall economy more than any specific issue in our portfolio.  While we see improvement, the U.S. economic situation may continue to impact our loan portfolio," said Nahra. "As a result, the provision for loan losses remained high in the second quarter of the year."

Nonperforming loans decreased $2.4 million during the quarter to $15.3 million, or 2.53% of total loans at June 30, 2010, compared to $17.7 million or 2.93% of total loans three months earlier and $16.0 million, or 2.62% of total loans a year ago. Real estate owned and repossessed assets totaled $6.3 million at June 30, 2010 compared to $3.7 million at March 31, 2010 and $1.9 million a year ago.

Of the $15.3 million in total nonperforming loans, $6.6 million or 43.3% were real estate loans, $5.4 million or 35.7% were SBA loans, $1.7 million or 11.3% were consumer loans (mostly manufactured housing), $1.4 million or 9.5% were commercial loans and $33,000 or 0.2% were other installment loans.

Community West's loan loss provision was $2.9 million in 2Q10 compared to $3.1 million in 1Q10 and $743,000 in 2Q09. The allowance for loan losses totaled $13.8 million at quarter-end, equal to 2.70% of total loans held for investment, compared to 2.84% at March 31, 2010 and 2.64% at June 30, 2009.

Net charge-offs were $3.4 million in 2Q10 compared to $2.4 million in 1Q10 and $738,000 in 2Q09.

Balance Sheet

"Largely as a result of softening loan demand, particularly in commercial and SBA loan sectors, total loan balances declined slightly compared to a year ago," said Baltuskonis. Net loans were $590.8 million at June 30, 2010 compared to $596.5 million a year ago.

Real estate loans outstanding increased 6.5% to $194.2 million at June 30, 2010, compared to $182.3 million a year ago. Real estate loans comprise 32.1% of the total loan portfolio, compared to 29.9% a year earlier. Manufactured housing loans increased 3.0% from year ago levels to $198.2 million and represent 32.8% of total loans. Commercial loans were down 24.4% compared to a year ago and now represent 9.3% of the total loan portfolio and SBA loans decreased 6.0% from a year ago and now represent 22.3% of the total loan portfolio. Other installment loans increased 20.8% from year ago levels and now represent 3.5% of the total loan portfolio.

"We have been proactive with our marketing activities over the past year and have been successful gathering new deposit accounts," said Baltuskonis. "We are benefiting from the increasing movement of money to local community banks. Our officers are ensuring that we are becoming better known in our markets, and new and existing customers are looking to develop and build solid relationships with us."

Total deposits increased 10.8% to $539.0 million at June 30, 2010 compared to $486.6 million a year earlier. Non-interest-bearing accounts were $35.7 million at the end of the second quarter compared to $38.3 million a year ago. Interest-bearing accounts more than doubled to $237.9 million compared to $117.6 million a year ago. Core deposits, defined as non-interest-bearing, interest-bearing and savings accounts, increased 70.0% to $295.2 million at quarter-end, compared to $173.6 million a year earlier while certificates of deposit decreased 22.1% over the same period to $243.8 million, compared to $313.0 million a year earlier.

Assets totaled $671.5 million at June 30, 2010, compared to $671.0 million a year earlier.  Stockholders' equity was $59.9 million at June 30, 2010, compared to $60.4 million a year earlier. Book value per common share was $7.64 at June 30, 2010 compared to $7.78 a year ago.

Capital Management

As previously announced, Community West is in the process of an $8 million offering for 9% convertible subordinated debentures. The expiration date of the offering has been extended to August 8, 2010. Proceeds from the offering will be used to further strengthen the capital position of the Company and support its strategic growth opportunities.

Community West continues to meet the well capitalized thresholds for regulatory purposes with a Total risk-based capital ratio of 12.30%, Tier 1 risk-based capital ratio of 11.03% and Tier 1 leverage ratio of 8.84% at June 30, 2010.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

Interest income	$ 9,703	$ 9,942	$ 10,200	$ 19,645	$ 20,417
Interest expense	2,472	2,647	3,966	5,119	8,420
Net interest income	7,231	7,295	6,234	14,526	11,997
Provision for loan losses	2,872	3,074	743	5,946	13,298
Net interest income after provision for loan losses	4,359	4,221	5,491	8,580	(1,301)
Non-interest income	933	839	1,255	1,772	2,423
Non-interest expenses	5,397	4,971	5,383	10,368	11,190

Income (Loss) before income taxes	(105)	89	1,363	(16)	(10,068)
Provision for income taxes	(43)	38	563	(5)	(4,139)

NET INCOME (LOSS)	$ (62)	$ 51	$ 800	$ (11)	$ (5,929)

Preferred stock dividends	262	262	262	524	523

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ (324)	$ (211)	$ 538	$ (535)	$ (6,452)

Earnings (Loss) per common share:
Basic	$ (0.05)	$ (0.04)	$ 0.09	$ (0.09)	$ (1.09)
Diluted	(0.05)	(0.04)	0.09	(0.09)	(1.09)

Weighted average shares:
Basic	5,915	5,915	5,915	5,915	5,915
Diluted	5,915	5,915	5,915	5,915	5,915

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30,	December 31,	June 30,
	2010	2009	2009

Cash and cash equivalents	$ 5,749	$ 5,511	$ 7,577
Interest-earning deposits in other financial institutions	475	640	732
Investment securities	36,909	40,348	36,308
Loans:
Commercial	56,381	61,810	74,557
Real estate	194,233	202,400	182,301
SBA	134,736	139,118	143,299
Manufactured housing	198,194	195,656	192,385
Other installment	21,047	18,189	17,416
Total loans	604,591	617,173	609,958

Loans, net
Held for sale	92,798	102,574	102,072
Held for investment	511,793	514,599	507,886
Less: Allowance	(13,837)	(13,733)	(13,419)
Net held for investment	497,956	500,866	494,467
NET LOANS	590,754	603,440	596,539

Other assets	37,597	34,277	29,846

TOTAL ASSETS	$ 671,484	$ 684,216	$ 671,002

Deposits
Non-interest-bearing	$ 35,728	$ 37,703	$ 38,330
Interest-bearing	237,934	191,905	117,634
Savings	21,555	16,396	17,671
CDs over 100K	174,228	173,594	163,150
CDs under 100K	69,577	111,794	149,855
Total Deposits	539,022	531,392	486,640
FHLB and FRB advances	69,000	89,000	119,000
Other liabilities	3,570	3,517	4,915
TOTAL LIABILITIES	611,592	623,909	610,555

Stockholders' equity	59,892	60,307	60,447

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 671,484	$ 684,216	$ 671,002

Shares outstanding	5,915	5,915	5,915

Book value per common share	$ 7.64	$ 7.74	$ 7.78

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts) (Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	Jun. 30, 2010	Mar. 31, 2010	Jun. 30, 2009	Jun. 30, 2010	Jun. 30, 2009
Return on average common equity	-0.54%	0.44%	6.89%	-0.05%	-24.11%
Return on average assets	-0.04%	0.03%	0.48%	0.00%	-1.76%
Efficiency ratio	66.11%	61.11%	71.88%	63.62%	77.60%
Net interest margin	4.47%	4.48%	3.78%	4.47%	3.67%

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
AVERAGE BALANCES	Jun. 30, 2010	Mar. 31, 2010	Jun. 30, 2009	Jun. 30, 2010	Jun. 30, 2009
Average assets	$ 674,718	$ 682,062	$ 672,094	$ 678,378	$ 672,415
Average earning assets	649,069	660,939	662,154	654,987	659,181
Average total loans	603,219	610,137	605,684	606,673	602,648
Average deposits	542,720	535,137	487,964	538,984	486,461
Average equity (including preferred stock)	60,704	61,009	60,793	60,855	63,534
Average common equity (excluding preferred stock)	46,066	46,439	46,430	46,251	49,192

EQUITY ANALYSIS	Jun. 30, 2010	Mar. 31, 2010	Jun. 30, 2009
Total equity	$ 59,892	$ 60,182	$ 60,447
Less: senior preferred stock	14,674	14,607	14,406
Total common equity	$ 45,218	$ 45,575	$ 46,041

Common stock outstanding	5,915	5,915	5,915
Book value per common share	$ 7.64	$ 7.70	$ 7.78

ASSET QUALITY	Jun. 30, 2010	Mar. 31, 2010	Jun. 30, 2009
Nonperforming loans (NPLs)	$ 15,252	$ 17,655	$ 16,011
Nonperforming loans/total loans	2.53%	2.93%	2.62%
REO and repossessed assets	$ 6,265	$ 3,700	$ 1,876
Less: SBA-guaranteed amounts	$ 1,333	$ 1,196	$ 233

Net REO and repossessed assets	$ 4,932	$ 2,504	$ 1,643
Nonperforming assets (net)	$ 20,184	$ 20,159	$ 17,654
Nonperforming assets/total assets	3.01%	2.97%	2.63%
Net loan charge-offs in the quarter	$ 3,444	$ 2,398	$ 738
Net charge-offs in the quarter/total loans	0.57%	0.40%	0.12%

Allowance for loan losses	$ 13,837	$ 14,409	$ 13,419
Plus: Allowance for undisbursed loan commitments	226	370	401
Total allowance for credit losses	$ 14,063	$ 14,779	$ 13,820
Total allowance for loan losses/total loans held for investment	2.70%	2.84%	2.64%
Total allowance for loan losses/nonperforming loans	91%	82%	84%

Tier 1 leverage ratio	8.84%	8.78%	8.96%
Tier 1 risk-based capital ratio	11.03%	11.13%	11.16%
Total risk-based capital ratio	12.30%	12.40%	12.43%

	Quarter Ended	Quarter Ended	Quarter Ended
INTEREST SPREAD ANALYSIS	Jun. 30, 2010	Mar. 31, 2010	Jun. 30, 2009
Yield on interest-bearing deposits	1.56%	1.69%	2.61%
Yield on total loans	6.20%	6.34%	6.45%
Yield on investments	3.40%	3.54%	3.97%
Yield on earning assets	6.00%	6.10%	6.18%

Cost of deposits	1.45%	1.56%	2.42%
Cost of FHLB advances	2.96%	3.19%	4.17%
Cost of Federal Reserve borrowings	0.00%	0.50%	0.50%
Cost of interest-bearing liabilities	1.73%	1.85%	2.77%
CONTACT:  Community West Bancshares
          Charles G. Baltuskonis, EVP & CFO
          805.692.5821
          www.communitywestbank.com